Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ORTHOVITA, INC.

1. The name of the corporation is Orthovita, Inc. (the “Corporation”).

2. The name of the Commercial Registered Office Provider is Corporation Service Company, Montgomery County.

3. The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”).

4. The Corporation’s board of directors shall have such number of members as determined from time to time by the Corporation’s board of directors.

5. The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of common stock, $.01 par value per share.

6. The shareholders of the Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.

7. To the extent permitted by Section 1306(b) of the BCL, Section 1743 of the BCL shall not be applicable to the Corporation.

8. The Corporation reserves the right, from time to time, to amend, alter or repeal any provision contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter provided by statute for the amendment of articles of incorporation.

IN TESTIMONY WHEREOF, these Amended and Restated Articles of Incorporation have been duly executed by the undersigned this      day of             , 2011.

ORTHOVITA, INC.

By:
Name:
Title:

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